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                         [PEAT MARWICK LLP LETTERHEAD]


Independent Accountants' Consent



The Board of Directors and Stockholders Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-94648) on Form S-8 of Glacier Bancorp, Inc. of our report dated January 30, 1998 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Glacier Bancorp, Inc.




Billings, Montana
March 24,1998